First Internet Bancorp Announces Closing of Common Stock Offering

Fishers, Indiana, May 26, 2016 - First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), announced today that it has completed its previously announced underwritten offering of 895,955 shares of its common stock at a price of $24.00 per share. The Company received net proceeds of approximately $20.1 million after underwriting discounts and expenses. Sandler O'Neill + Partners, L.P. served as the sole underwriter for the offering.

As previously announced, on May 6, 2016, the Company and the Bank entered into a Sales Agency Agreement with Sandler O’Neill + Partners, L.P. to sell shares of the Company’s common stock having an aggregate gross sales price of up to $25.0 million, from time to time, through an “at-the-market” equity offering program (the “ATM Offering”). To date, a total of 132,087 shares of the Company’s common stock had been issued under the ATM Offering for gross proceeds of approximately $3.2 million. Subsequent to the closing of the underwritten offering, and including the shares issued under the ATM Offering, the number of shares of Company common stock outstanding as of May 26, 2016 is 5,525,326.

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a prospectus supplement to the prospectus contained in the registration statement on Form S-3 (file no. 333-208748) for the underwritten offering of common stock described in this communication.  The sale of shares in the underwritten offering were made pursuant to the prospectus and prospectus supplement.  Copies of the prospectus supplement and accompanying prospectus related to the underwritten offering may be obtained by contacting Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations (1-866-805-4128).

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell any security of the Company, which is made only by means of a prospectus supplement and related prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About First Internet Bancorp
First Internet Bancorp is the parent company of First Internet Bank, which opened for business in 1999 as the nation’s first state-chartered, FDIC-insured institution to operate solely via the Internet. With customers in all 50 states, First Internet Bank offers consumers services including checking, savings, money market, certificates of deposit and IRA accounts as well as consumer loans, residential mortgages, residential construction loans and home equity products. For commercial clients, it provides commercial real estate loans, commercial and industrial loans and treasury management services. First Internet Bank has been recognized as one of the “Best Banks to Work For” by American Banker Magazine, a “Best Place to Work in Indiana” by a consortium of statewide resources, and a “Top Workplace” by The Indianapolis Star. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements regarding the timing and nature of future sales of Company securities, uses of proceeds from the same, and plans relating to future acquisitions.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the SEC.  All statements in this communication, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
(317) 428-4628	Senior Vice President, Retail Banking
investors@firstib.com	(317) 532-7906
nlorch@firstib.com